Exhibit 2.1

AMENDMENT NO. 2 TO THE
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 30, 2024, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 17, 2025 (as amended, the “Merger Agreement”), by and among Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“LLC Merger Sub” and, collectively with Company Merger Sub, “Merger Subs”), Vacasa, Inc., a Delaware corporation (the “Company”), and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”), is entered into by and among Parent, Merger Subs and the Company (collectively, the “Parties” and each, a “Party”) as of March 28, 2025. Capitalized terms used but not defined elsewhere in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein;

WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has approved and declared advisable the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Mergers, in each case on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL; and

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended, modified or waived only if such amendment, modification or waiver is in writing and signed by Parent, Merger Subs and the Company, each of which has duly executed this Amendment.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

1.          Amendment to Section 5.2(n). Section 5.2(n) of the Merger Agreement is hereby amended by renumbering such section to Section 5.2(o) and a new Section 5.2(n) is inserted as follows:

“(n)     No filing or notification under the HSR Act is, or will be, required in connection with the Mergers, and no waiting period under the HSR Act is, or will be, applicable to or required to be expired or terminated prior to the consummation of the Mergers.”

2.          Amendment to Section 6.5(a).  Section 6.5(a) of the Merger Agreement is hereby amended by deleting the following language in Section 6.5(a).

“Subject to the terms of this Agreement, each of the Company, Parent and Merger Subs shall use reasonable best efforts to, as promptly as reasonably practicable, and in any event within fifteen Business Days after the date of Amendment No. 1 to this Agreement, dated as of March 17, 2025, by and among the Parent, Merger Subs and the Company, make or cause to be made all necessary filings under the HSR Act, and thereafter promptly make an appropriate response to any requests for additional information and documentary material that may be requested pursuant to any Antitrust Law.”

3.          Amendment to Section 6.10. Section 6.10 of the Merger Agreement is hereby amended by deleting the following language in Section 6.10:

“(c) the filing fee for filings under the HSR Act and up to $200,000 of additional costs, fees and expenses incurred by Parent in connection with preparing such filings shall be borne by the Company”

4.            Amendment to 7.1. Section 7.1(c) of the Merger Agreement is hereby amended by deleting the following language in Section 7.1(c):

“(c)     HSR Act. Any applicable waiting period under the HSR Act relating to the consummation of the Mergers shall have expired or been terminated and there shall not be in effect any agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the Mergers.”

5.         Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Merger Agreement and the Company Disclosure Schedule shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Merger Agreement and the Company Disclosure Schedule.

6.          References to the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be deemed a reference to the Merger Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to December 30, 2024 and references to “the date hereof” and “the date of this Agreement” shall continue to refer to December 30, 2024.

7.           Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous and General) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

CASAGO HOLDINGS, LLC

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VISTA MERGER SUB II INC.

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VISTA MERGER SUB LLC

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VACASA, INC.

By:	/s/ Robert Greyber
	Name:	Robert Greyber
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to the Merger Agreement]